Exhibit 99.1

                  Stewart Announces First Quarter Earnings

    HOUSTON, April 28 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported net earnings of $11.1 million for the three months ended March 31, 2004, compared to net earnings of $19.9 million for the first quarter of 2003. On a diluted per share basis, net earnings were $.61 for the first quarter of 2004, compared to net earnings of $1.11 for the first quarter of 2003. Revenues in the first quarter increased 5 percent to $465 million from $441 million in the same period last year.
    Title orders for the company for the first quarter of 2004 and the month of March 2004 (adjusted for same number of work days) were each down
17 percent from the same periods in 2003. The decrease in orders was primarily attributable to a decline in refinancing transactions. The decline began in the third quarter of 2003 when mortgage interest rates increased. Rates are currently at a level comparable to a year ago.
    Despite a 5 percent decrease in title orders, total revenues increased
5 percent in the first quarter of this year because of increased premiums from agencies, home prices and commercial business. Revenues from direct operations declined less than order counts because refinancing transactions represented a larger portion of orders in 2003 and the company earns less revenue on refinancing transactions.
    Pretax profits declined by 42 percent in the first quarter of 2004 over the same quarter a year ago due to a higher complement of lower margin agency business compared to direct operations. In addition, opening new offices and occupancy costs contributed to lower margins.
    We continue our focus to increase book value, which grew to $35.17 per share.
    "Our long-term plan is ongoing. We are increasing higher-margin commercial lines of business, developing, acquiring and using technology to increase productivity for our customers and our associates. We are creating innovative products and packages, maintaining an excellence of service expected by our customers -- all for the goal of enhancing shareholder value," said Stewart Morris, Jr., president and co-chief executive officer.
    "The purchase of the remaining interest of RealtyAssist this past quarter allows us to more widely distribute a productivity platform for residential real estate agents and brokers. At the same time, it electronically integrates their activities with ours, resulting in increased productivity."
    Stewart's industry-first home equity transaction bundle is exceeding expectations for sales to customers. Stewart expects its innovative bundling of services to continue growth in multiple rather than single products in the future.
    "With the acquisition of Title Associates this past quarter, we acquired the pre-eminent commercial title agency in the crucial Manhattan market and gained a major national referral business. Significant commercial transactions will now go to Stewart rather than being shared among the competition. There is no finer team than Title Associates, and we are happy they have joined Stewart," said Malcolm S. Morris, chairman and co-chief executive officer.
    "Although interest rates have been more favorable than we anticipated for the first quarter of 2004, strong job growth should see rates increase. While that will reduce refinancings in the near term, it supports continued health and growth in residential and commercial markets."
    Stewart Information Services Corporation is a technology driven, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services through more than 7,400 issuing locations in the United States and several international markets. Stewart meets the needs of the real estate and mortgage industries through the delivery of information services required for settlement using e-commerce. These services include title reports, flood determinations, document preparation, property reports and background checks. Stewart also supplies post-closing services to lenders, automated county clerk land records, property ownership mapping, and geographic information systems for governmental entities. Stewart provides expertise in tax-deferred exchanges. More information about Stewart can be found at http://www.stewart.com .
    This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart's expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

     Stewart Information Services Corporation
                                                    Three months ended
                                                          March 31
                                                     2004           2003
    Revenues                                    $464,892,000   $440,924,000
    Net earnings                                 $11,140,000    $19,875,000
    Average shares - diluted                      18,181,000     17,831,000
    Earnings per share:
      Basic                                            $0.62          $1.12
      Diluted                                          $0.61          $1.11

     STEWART INFORMATION SERVICES CORPORATION
     STATEMENTS OF EARNINGS
     (In thousands of dollars, except per share)
                                                     Three months ended
                                                           March 31
                                                      2004           2003
    Revenues
    Title insurance:
      Direct operations                              182,534        191,730
      Agency operations                              257,887        225,565
    Real estate information services                  17,615         19,050
    Investment income                                  5,152          4,783
    Investment gains (losses) - net                    1,704           (204)
                                                     464,892        440,924
    Expenses
    Amounts retained by agencies                     210,052        184,749
    Employee costs                                   134,350        132,002
    Other operating expenses                          73,981         66,848
    Title losses and related claims                   19,280         17,956
    Depreciation                                       6,976          5,909
    Interest                                             218            215
    Minority interests                                 2,148          2,338
                                                     447,005        410,017
    Earnings before taxes                             17,887         30,907
    Income taxes                                       6,747         11,032
    Net earnings                                      11,140         19,875
    Average number of diluted shares (000)            18,181         17,831
    Earnings per share - diluted                        0.61           1.11
    Segment information:
      Title revenues                                 447,277        421,874
      Title pretax earnings                           16,653         27,942
      REI revenues                                    17,615         19,050
      REI pretax earnings                              1,234          2,965
    Selected financial information (000):
      Cash flow from operations                       25,251         22,538
      Title loss payments - net of recoveries         12,940         11,590
      Other comprehensive earnings - net of taxes      1,673            872
      Average number of basic shares                  18,070         17,742
      Number of title orders opened                      223            263

                                                     Mar 31         Mar 31
                                                      2004           2003
    Stockholders' equity                             636,547        515,127
    Number of shares outstanding                  18,100,000     17,766,000
    Book value per share                               35.17          29.00

     STEWART INFORMATION SERVICES CORPORATION
     BALANCE SHEETS (condensed)
     (In thousands of dollars)
                                                   March 31      December 31
                                                      2004           2003
    Assets
    Cash and cash equivalents                        101,401        114,202
    Short-term investments                           146,756        153,322
    Investments - statutory reserve funds            387,692        375,421
    Investments - other                               63,109         59,035
    Receivables                                       66,202         79,025
    Property and equipment                            77,867         74,174
    Title plants                                      45,473         43,216
    Goodwill                                          97,655         79,084
    Other assets                                      58,839         54,388
                                                   1,044,994      1,031,867
    Liabilities
    Notes payable                                     28,738         24,583
    Accounts payable and accrued liabilities          68,468         82,148
    Estimated title losses                           274,429        268,089
    Deferred income taxes                             24,185         22,440
    Minority interests                                12,627         13,219
    Contingent liabilities and commitments
    Stockholders' equity
    Common and Class B Common Stock and
     additional paid-in capital                      143,514        141,168
    Retained earnings                                480,246        469,106
    Accumulated other comprehensive earnings          16,692         15,019
    Treasury stock                                    (3,905)        (3,905)
        Total stockholders' equity                   636,547        621,388
                                                   1,044,994      1,031,867
     April 28, 2004

SOURCE  Stewart Information Services Corporation
    -0-                             04/28/2004
    /CONTACT: Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030429/STEWLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.stewart.com /
    (STC)

CO:  Stewart Information Services Corporation
ST:  Texas
IN:  FIN RLT
SU:  ERN